                                                                  EXHIBIT 2.1(D)

                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of this     day of
August, 2000, by and between ORC Consumer, Inc., a Delaware corporation (the "Company"), Opinion Research Corporation, a Delaware corporation ("ORC") and Terence W. Cotter (the "Executive").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Company believes that it would benefit from the application of the Executive's particular and unique skill, experience and background, and wishes to employ the Executive as an executive of the Company; and

     WHEREAS, the parties desire by this Agreement to set forth the terms and conditions of the employment relationship between the Company, ORC and the Executive.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement, the Company, ORC and the Executive agree as follows:

1.   Employment and Duties.
     ---------------------

(a) The Company hereby employs the Executive as an executive on the terms and conditions provided in this Agreement, and the Executive agrees to accept such employment subject to the terms and conditions of this Agreement. The Executive shall serve in such executive position with the Company or ORC as shall from time to time be determined by the Board of Directors of the Company (the "Board") or the Chief Executive Officer of ORC, as applicable. The Executive shall have such executive duties and responsibilities as shall from time to time be determined by the Board or the Chief Executive Officer of ORC, as applicable.

(b) The Executive agrees to devote his best efforts and substantially all of his business time, attention, energy and skill to performing his duties hereunder. Provided that such activities shall not violate any provision of this Agreement or the Agreement Not To Compete of even date herewith among the Executive, the Company and ORC (the "Non-Compete Agreement") or materially interfere with the performance of his duties hereunder, nothing herein shall prohibit the Executive (i) from engaging in charitable, civic, fraternal, or trade group activities, (ii) from writing academic, trade or mainstream papers or other publishable books, or (iii) from investing his assets in other entities or business ventures.

(c) Without the Company's or ORC's prior consent, the Executive shall not knowingly obtain goods or services or otherwise deal on behalf of the Company or ORC with any business or entity in which the Executive or a member of his family has a financial interest or from which the Executive or a member of his immediate family may derive a financial benefit as a result of such transaction, except that this prohibition shall not apply to any public company in which the Executive or a member of his family owns less than three percent of the outstanding stock.

2.   Term.  The term of this Agreement shall commence on the date hereof and
     ----
shall terminate eighteen months from the date hereof (the "Term"), unless extended by mutual agreement of the parties or earlier terminated in accordance with the terms of this Agreement.

3.   Compensation.  As compensation for performing the services required by this
     ------------
Agreement, the Company shall pay to the Executive an annual salary ("Annual Salary") of One Hundred Seventy-Five Thousand Dollars ($175,000), payable in equal installments pursuant to the Company's customary payroll procedures in effect for its executive personnel at the time of payment, but in no event less frequently than monthly, subject to withholding for applicable federal, state, and local taxes.

4.   Executive Benefits.  During the term of this Agreement the Executive and
     ------------------
his eligible dependents shall have the right to participate in any retirement plans (qualified and non-qualified), pension or welfare, stock option or other plans, life, health and disability insurance, cafeteria plans, or other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates), according to the terms of such plan or program; provided, however, that, for a period of one year from the date hereof, such Company benefit plans shall be provided to the Executive at a level no less than the benefits he was otherwise receiving as an employee of C/J Research, Inc. prior to the commencement of his employment hereunder.

5.   Vacation and Leaves of Absence.  The Executive shall be entitled to 20
     ------------------------------
vacation days during each calendar year. Any vacation days that are not taken in a given calendar year shall not accrue or carry over from year to year. Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation for the year in which this Agreement terminates will be paid to the Executive within 10 days of such termination based on his Annual Salary in effect on the date of such termination. In addition, the Executive may be granted leaves of absence with or without pay for such reasons as the Board in its sole and absolute discretion may determine, and shall be entitled to the same sick leave and holidays provided to other senior executives of the Company.

6.   Expenses.  The Executive shall be promptly reimbursed against presentation
     --------
of vouchers or receipts for all reasonable and necessary expenses incurred by him in connection with the performance of business-related duties.

7.   Termination.
     -----------

(a)       Termination by the Company For Cause.  The Company may terminate this
          ------------------------------------
Agreement prior to its expiration date for "Cause". In such event, the Executive shall be paid for his services hereunder only his Annual Salary up to the effective date of such termination. For purposes of this Section 7, Cause shall mean (i) an act of dishonesty by the Executive constituting a felony or resulting or intended to result in gain to, or personal enrichment of, the Executive at the Company's expense, (ii) the engaging by the Executive in misconduct which is demonstrably injurious to the Company, (iii) the refusal of the Executive substantially to perform his duties hereunder (other than as a result of disability), (iv) the violation of any reasonable express direction of the Board or of any reasonable rule, regulation, policy or plan established by the Company from time to time which governs the Executive in the performance of his work (other than an isolated, insubstantial, and inadvertent action that is not taken in bad faith and is remedied by the Executive after receipt of notice thereof from the Company), (v) the use by the Executive of any illegal substance, or the use by the Executive of alcohol or any controlled substance to an extent that it interferes with the performance of the Executive's duties under this Agreement, and (vi) the substantial breach by the Executive of his obligations in this Agreement or in the Non-Compete Agreement.

(b)       Termination by the Executive for Good Reason. The Executive may
          --------------------------------------------
terminate this Agreement prior to the expiration of the Term for "Good Reason." For purposes of this Agreement, "Good Reason"means (1) the assignment to the Executive of any duties materially inconsistent with Paragraph 1(a) of this Agreement, or any other action by the Company that results in a diminution of the Executive's position, duties, authority or responsibility, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company after receipt of notice thereof from Executive,
(2) any requirement by the Company that the Executive's services be rendered primarily at a location or locations other than the greater Chicago metropolitan area and for other than a de minimis period of time; (3) the failure of the Company to pay the Executive's Annual Salary or other material breach by the Company that is not remedied by the Company promptly after receipt of notice thereof from the Executive (and in any event, within 30 calendar days after receipt of such written notice). A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination within 30 days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of the Company constituting Good Reason.

(c)       Termination by the Executive (Other than Good Reason).  The Executive
          -----------------------------------------------------
may terminate this Agreement (other than for Good Reason) upon 60 days written notice to the

Company (during which period the Executive shall, if requested in writing by the Company, continue to perform his duties as specified under this Agreement). In such event, the Executive shall be paid only his Annual Salary (and accrued vacation under Paragraph 5) for his services hereunder up to the effective date of such termination.

(d)       Disability.  The Company may terminate this Agreement due to the
          ----------
Executive's illness, physical or mental disability, or other incapacity, in accordance with the Company's disability practices and policies in effect from time to time; provided, however, that no such termination may occur unless and until the Executive has not performed such Executive's duties under this Agreement due to such illness, disability or other incapacity for at least six months. However, prior to such a termination of this Agreement, the Executive shall not be entitled to his Annual Salary during any period during which the Executive is receiving sick pay or short-term disability payments from the Company, or long-term disability insurance payments under the Company's long term disability insurance plan.

(e)       Death.  This Agreement shall terminate on the date of the Executive's
          -----
death. In such event the Executive's estate shall be paid his Annual Salary for the remainder of the month in which such termination occurs.

(f)       Severance Obligations.  If (1) the Company terminates the Executive's
          ---------------------
employment (other than pursuant to Paragraph 7(a), 7(d) or 7(e), or (2) the Executive terminates his employment pursuant to Paragraph 7(b), the Executive shall be entitled to the continuation of his Annual Salary for the greater of
(i) one year from the date of such termination or (ii) the remainder of the Term, payable in equal installments in accordance with the Company's payroll policy from time to time in effect.

8.   Prior Agreements, Conflicts of Interest.  The Executive represents to the
     ---------------------------------------
Company that (a) there are no restrictions, agreements or understandings, oral or written, to which the Executive is a party or by which the Executive is bound that prevent or make unlawful the

Executive's execution or performance of this Agreement; (b) none of the information supplied by the Executive to the Company or any representative of the Company in connection with the Executive's employment by the Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; and (c) the Executive does not have any business or other relationship that creates a conflict between the interests of the Executive and the Company.

9.   Company Property.  All materials or data of any kind furnished to the
     ----------------
Executive by the Company, or developed by the Executive on behalf of the Company, or at the direction of the Company, or for the use of the Company, or otherwise in connection with the Executive's employment hereunder, are and shall remain the sole and confidential property of the Company, whichever applicable; if the Company requests the return of such materials at any time during, at or after the termination of the Executive's employment, the Executive shall immediately deliver the same to the Company.

10.  ORC as Surety.  It is hereby agreed that ORC shall guarantee the
     -------------
obligations of the Company to the Executive as surety.

11.  Miscellaneous.
     -------------

(a)       Integration; Amendment.  This Agreement, together with the Non-Compete
          ----------------------
Agreement, constitutes the entire agreement between the parties hereto with respect to the employment matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto.

(b)       Assignability.  The Company may assign its rights and obligations
          -------------
under this Agreement to ORC, in which event ORC shall be the Executive's employer.

(c)       Severability.  If any part of this Agreement is contrary to,
          ------------
prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

(d)       Waivers.  The failure or delay of any party at any time to require
          -------
performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to the other or further notice or demand in similar or other circumstances.

(e)       Burden and Benefit.  This Agreement shall be binding upon and inure
          ------------------
to the benefit of the parties hereto and their respective successors and assigns.

(f)       Arbitration. Any dispute, controversy or claim arising out of or
          -----------
related to this Agreement or breach thereof, or its interpretation, shall be settled by binding arbitration before three arbitrators pursuant to the rules of the American Arbitration Association in Chicago, Illinois, or such other location agreed to by the parties, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall be selected by a joint agreement of the parties, provided that if they do not so agree within 10 days of the date of the request for arbitration, the selection shall be made pursuant to the rules of the American Arbitration Association. Such disputes, controversies or claims shall be subject to arbitration upon written demand of either party. Arbitration shall be commenced immediately upon presentation of such written demand to all interested parties. Notice of demand for arbitration shall be filed in writing with the other party to the Agreement and with the American Arbitration Association. The non-prevailing party shall pay all of the expenses of each party to the arbitration, including the expenses of the arbitrators and reasonable attorney's fees. Nothing in this agreement shall prevent the parties hereto from settling any dispute by mutual agreement at any time.

(g)       Governing Law; Headings.  This Agreement and its construction,
          -----------------------
performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of Illinois. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

(h)       Notices. All notices, requests, demands and other communications
          -------
required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger or by facsimile transmission and followed promptly by mail) or four days following the day when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(i)            If to the Executive:
               Terence W. Cotter
               3150 Salt Creek Lane
               Arlington Heights, IL 60005
               Telephone: 847-253-1100
               Telecopier: 847-253-1587

               If to the Company or ORC:

               23 Orchard Road
               Skillman, NJ 08558
               Attention: John F. Short
               Telephone: 908-281-5100
               Telecopier: 908-281-5105

               With a copy to:

               David Gitlin, Esquire
               Wolf, Block, Schorr and Solis-Cohen LLP
               1650 Arch Street - 22nd Floor
               Philadelphia, PA 19103
               Telephone: 215-977-2284

               Telecopier: 215-9772740

     Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY:                            EXECUTIVE:

ORC CONSUMER, INC.


By: _______________________________      _______________________________
     Name:                               Terence W. Cotter
     Title:


OPINION RESEARCH CORPORATION


By: _______________________________